Exhibit 10.7

CAMBRIDGE TRUST COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT (the “Agreement”) is adopted this 27th day of February, 2008, by and between Cambridge Trust Company, a state-chartered commercial bank located in Cambridge, Massachusetts (the “Bank”), and Lynne Burrow (the “Executive”). The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1 Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1

“Account Value” means the amount shown on Schedule A, under the heading Account Value. The parties expressly acknowledge that the Account Value at any given time may be different from the liability that should be then accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank's obligation to the Executive under Section 2.1 of this Agreement. The Account Value on any date other than the end of a Plan Year shall be determined by adding the prorated increase, calculated on a per diem basis and a 365-day year, attributable to the current Plan Year to the Account Value as of the end of the previous Plan Year.

1.2

“Base Salary” means the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, and other fees, and automobile and other allowances paid to the Executive for services rendered (whether or not such allowances are included in the Executive's gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Executive pursuant to all qualified or non-qualified plans of the Bank and shall be calculated to include amounts not otherwise included in the Executive's gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Bank; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Executive.

1.3	“Beneficiary” means each designated person or entity, or the estate of the deceased Executive, entitled to any benefits upon the death of the Executive pursuant to Article 4.

1.4

“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5	“Board” means the Board of Directors of the Bank as from time to time constituted.
1.6	“Bonus” means the cash bonus, if any, awarded to the Executive for services performed during the Plan Year.
1.7	“Change in Control” shall have such meaning as defined in the Change in Control Agreement between Cambridge Bancorp and the Executive dated December 1, 1999.
1.8

“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date of this Agreement.

1.9	“Date of Hire” means the day, month and year the Executive began service to the Bank.
1.10

“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Bank provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration's or the provider's determination.

1.11	“Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or Good Reason.
1.12	“Effective Date” means January 1, 2007.
1.13

“Final Average Compensation” the average of the Executive's highest three calendar years of annual Base Salary and Bonus. For purposes of calculating the average of the Executive's highest three calendar years of annual base salary and bonus, (i) Base Salary and Bonus for the calendar year in which the Executive experiences a Separation from Service shall be annualized, (ii) Base Salary and Bonus for other calendar years shall not be annualized, and (iii) if the Executive has been employed less than three full calendar years (counting the final year of employment as an annualized full calendar year), the Executive’s

Final Average Compensation shall be based on the number of full calendar years in which the Executive was an employee of the Bank (again counting the final year of employment as an annualized full calendar year).

1.14	“Good Reason” shall have such meaning as defined in the Change in Control Agreement between Cambridge Bancorp and the Executive dated December 1, 1999 (“Change in Control Agreement”).
1.15	“Normal Retirement Age” means the Executive attaining age sixty-five (65).
1.16	“Plan Administrator” means the Board or such committee or person as the Board shall appoint.
1.17	“Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year.
1.18	“Potential Change in Control” shall have such meaning as defined in the Change in Control Agreement.
1.19	“Schedule A” means the schedule attached to this Agreement and made a part hereof Schedule A shall be updated upon a change in any of the benefits under Articles 2 or 3.
1.20

“Separation from Service” means termination of the Executive's employment with the Bank for reasons other than death. Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

1.21

“Specified Employee” means an employee who at the time of Separation from Service is a key employee of the Bank, if any stock of the Bank is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on a specified employee identification date.

1.22	“Termination for Cause” has that meaning set forth in Article 5.

Article 2

Distributions During Lifetime

2.1

Normal Retirement Benefit. Upon the Executive's Separation from Service on or after Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1

Amount of Benefit. The annual benefit under this Section 2.1 is an amount equal to Final Average Compensation multiplied by two percent (2%) for every complete Plan Year from the Executive's Date of Hire to the Executive's Separation from Service, not to exceed sixty percent (60%), less:

(a)

Social Security Benefits. One hundred percent (100%) of the amount of annual unreduced primary (not family) retirement benefits under the United States Social Security Act, but only if the Executive would be eligible for Social Security Benefits if application were made as of the Executive's Normal Retirement Age, assuming that the Executive had earnings at or above the maximum contribution and benefit base under Section 230 of the United States Social Security Act for the Executive's working career; and

(b)

Company Pension Benefits. The annual life-only annuity benefit the Executive would be entitled to receive from the Bank's contributions to the Executive's pension, measured as of the Executive's Normal Retirement Age.

2.1.2

Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive's Separation from Service, and continuing for the greater of the Executive's lifetime or fifteen (15) years.

2.2	Early Termination Benefit. If Early Termination occurs, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.
2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the amount set forth on Schedule A determined as of the end of the Plan Year preceding Separation from Service.
2.2.2

Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive's Normal Retirement Age, and continuing for the greater of the Executive's lifetime or fifteen (15) years.

2.3	Disability Benefit. If the Executive experiences a Disability prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The benefit under this Section 2.3 is the amount set forth on Schedule A determined as of the end of the Plan Year preceding Disability.
2.3.2

Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the determination of the Executive's Disability, and continuing for the greater of the Executive's lifetime or fifteen (15) years.

2.4

Change in Control Benefit. Upon the Executive's Separation from Service following a Change in Control or Potential Change in Control under circumstances whereby the Executive is entitled to benefits provided in Section 4 (iii) of the Change in Control Agreement, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The annual benefit under this Section 2.4 is Thirty Nine Thousand Three Hundred Eighteen Dollars ($39,318).
2.4.2

Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in equal monthly installments commencing on the first day of the month following the Executive's Normal Retirement Age, and continuing for the greater of the Executive's lifetime or fifteen (15) years.

2.5

Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 2.5 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Executive due to Separation from Service are delayed because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service. All subsequent distributions shall be paid in the manner specified.

2.6

Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then, the Bank may make a limited distribution to the Executive in accordance with the provisions of Treasury Regulations Section 1.409A-3(j)(vi), (vii) and (xi). Any such distribution will be subtracted from the first payment or payments to the Executive or the Executive's Beneficiary hereunder.

2.7

Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend the Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;

(b)	must, for benefits distributable under Sections 2.2 and 2.4, be made at least twelve (12) months prior to the first scheduled distribution;
(c)	must, for benefits distributable under Article 2, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and
(d)	must take effect not less than twelve (12) months after the amendment is made.

Article 3

Distribution at Death

3.1

Death During Active Service. If the Executive dies prior to Separation from Service, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1 This benefit shall be distributed in lieu of any benefits under Article 2.

3.1.1	Amount of Benefit. The annual benefit under this Section 3.1 is Thirty Nine Thousand Three Hundred Eighteen Dollars ($39,318).
3.1.2

Distribution of Benefit. The Bank shall distribute the annual benefit to the Beneficiary in twelve equal monthly installments commencing within ninety (90) days following the Executive's death. The annual benefit shall be distributed to the Beneficiary for a period of fifteen (15) years.

3.2

Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive had the Executive survived.

3.3

Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement but dies prior to the commencement of said benefit distributions, the Bank shall distribute to the Beneficiary the same benefits to which the Executive was entitled prior to death, except that the benefit distributions shall commence within ninety (90) days following the Executive's death.

Article 4

Beneficiaries

4.1

In General. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Executive participates.

4.2	Designation. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator. If the Executive names someone other than the Executive's spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive's spouse and returned to the Plan Administrator. The Executive's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive's death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.
4.4

No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive's spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, any benefits shall be paid to the personal representative of the Executive's estate.

4.5

Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be completely discharge of any liability under the Agreement for such distribution amount.

Article 5

General Limitations

5.1

Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Executive's service is terminated by the Bank for any of the following reasons (a “Termination for Cause”):

(a)

The willful and continued failure by the Executive to substantially perform his or her duties with the Bank (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure resulting from the Executive's termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Bank which specifically identifies the manner in which the Bank believes that the Executive has not substantially performed his or her duties; or

(b)	The willful engaging by the Executive in misconduct which is demonstrably and materially injurious to the Bank, monetarily or otherwise.

For purposes of this Subsection, no act or failure to act on the Executive's part shall be considered “willful” whether done at the direction of the Board, or otherwise unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Bank. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his or her counsel, to be heard before the Board) finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth above in clauses (a) or (b) not timely cured by the Executive and specifying the particulars thereof in detail.

5.2

Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not be legally obligated to distribute any benefit under this Agreement if at the time such distribution is due, the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.3

Non-compete Provision. The Executive shall forfeit any non-distributed benefits under this Agreement if during the term of this Agreement and within twenty-four (24) months following a Separation from Service, the Executive, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company), without the prior written consent of the Bank:

(a)

becomes employed by, participates in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive's responsibilities will include providing banking or other financial services within twenty-five (25) miles of any office (sites solely with an ATM not being deemed to be an office for this purpose) maintained by the Bank as of the date of the termination of the Executive's employment;

(b)

participates in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Bank as of the date of termination of the Executive's employment;

(c)	assists, advises, or serves in any capacity, representative or otherwise, any third party in any legal action against the Bank;
(d)	sells, offers to sell, provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Bank (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or the Bank, to the knowledge of the Executive, provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Executive's employment;

(e)

divulges, discloses, or communicates to others in any manner whatsoever, any confidential information of the Bank, including, but not limited to, the names and addresses of customers or prospective customers, of the Bank, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Bank, earnings or other information concerning the Bank. The restrictions contained in this subparagraph (e) apply to all confidential information regarding the Bank, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all confidential information referred to herein may be disclosed to the extent it becomes known to the general public from sources other than the Executive.

5.3.1

Judicial Remedies. In the event of a breach or threatened breach by the Executive of any provision of the restrictions set forth in this Section 5.3, the Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Bank, and further recognizes that in such event monetary damages may be inadequate to fully protect the Bank. Accordingly, in the event of a breach or threatened breach of these restrictions, the Executive agrees that the Bank may obtain preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Bank's rights hereunder and preventing the Executive from further breaching any of his or her obligations set forth herein. Nothing herein shall be construed as prohibiting the Bank from pursuing any other remedies available to the Bank at law or in equity for such breach or threatened breach, including the recovery of damages from the Executive. The Executive expressly acknowledges and agrees that: (i) the restrictions set forth in Section 5.3 hereof are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded the Bank in this Section 5.3.1 hereof are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 5.3 hereof will not be materially adverse to the Executive's employment with the Bank, and (iv) his or her agreement to observe such restrictions forms a material part of the consideration for this Agreement.

5.3.2

Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

5.3.3

Change in Control. The provisions of Section 5.3 hereof shall terminate and shall thereafter have no further force or effect if, following a Change in Control, Executive shall be entitled to receive a Severance Payment pursuant to the Change in Control Agreement.

Article 6

Administration of Agreement

6.1

Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority would not cause taxation of the Executive's benefits hereunder to be accelerated under Code Section 409A.

6.2

Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

6.3

Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4

Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5

Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the death, Disability or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

6.6

Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 7

Claims And Review Procedures

7.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1

Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

7.1.2

Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3

Notice of Decision. If the Plan Administrator denies part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement's review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
7.2

Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review of the denial by an independent fiduciary appointed by the Plan Administrator as follows:

7.2.1

Initiation - Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator's notice of denial, must file with the Plan Administrator a written request for review.

7.2.2	Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

7.2.3

Considerations on Review. In considering the review, the independent fiduciary shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4

Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5

Notice of Decision. The Plan Administrator shall notify the claimant in writing of the decision of the independent fiduciary. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits; and

(d)	A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1

Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Code Section 409A of the Code and any and all regulations and guidance promulgated thereunder, provided that any such amendment shall preserve to the maximum extent permissible the benefits provided to the Executive hereunder.

8.2	Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. Provided, however, if the Bank's Board of Directors determines in good faith that the Executive, while still employed by the Bank, is no longer a member of “a select group of management or highly compensated employees”, as that phrase if used in Section 201 of ERISA, the Bank may terminate this Agreement. Upon such termination, the Executive shall be one hundred percent (100%) vested in the Account Value. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article

2 or Article 3.

8.3	Termination Distributions Under Code Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Bank terminates this Agreement in the following circumstances:
(a)

Within thirty (30) days before or twelve (12) months after a transaction described in Code Section 409A(2)(A)(v) and Regulations Section 1.409A-3(i)(5), i.e., a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the Bank's assets, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank's agreements, methods, programs and other arrangements immediately after such transaction occurs with respect to which deferrals of compensation are treated as having been deferred under a single plan under Regulations Section 1.409A-1(c) are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such terminations;

(b)

Upon the Bank's dissolution under Code Section 331 or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive's gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)

Upon the Bank's termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the Account Value to the Executive in a lump sum subject to the above terms.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.
9.2

No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor interfere with the Bank's right to discharge the Executive. It does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.
9.4

Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Executive acknowledges that the Bank's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Massachusetts except to the extent preempted by the laws of the United States of America.
9.6

Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Executive's life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7

Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

9.8

Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9

Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10

Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement, is in the best interests of the Bank and is consistent with the deferral of income under Code Section 409A.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.
9.12

Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

9.13

Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

Cambridge Trust Company

1336 Massachusetts Avenue

Cambridge, MA 02138

Attention: Personnel Officer

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.

9.14

Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank's deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive's death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

Executive:		CAMBRIDGE TRUST COMPANY

/s/ Lynne Burrow	By:	/s/ Joseph V. Roller II
Lynne Burrow	Title:	President + CEO

- 16 -